EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 25, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CSW Industrials, Inc. on Form 10-K for the year ended March 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of CSW Industrials, Inc. on Form S-3 (File No. 333-250003) and on Form S-8 (File No. 333-207178).

/s/ GRANT THORNTON LLP

Dallas, Texas
May 25, 2023